EXHIBIT 10.19

COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS

FOR FISCAL YEAR 2005

The Buffalo Wild Wings, Inc. Compensation Committee set the 2005 fiscal year base salaries and restricted stock unit grants for the executive officers and determined the amount of incentive bonus for each executive officer based on 2004 performance as set forth below. In addition, the executive officers participate in our 401(k) plan and medical and disability plans, as well as other compensatory plans, contracts and arrangements which are filed as exhibits to our Form 10-K for the year ended December 26, 2004.

Executive Officer and Title	2005 Annual Base Salary	2004 Incentive Bonus	Restricted Stock Units Granted in 2005

Sally J. Smith Chief Executive Officer and President	$400,000	$304,045	11,541
Mary J. Twinem Executive Vice President, Chief Financial Officer and Treasurer	$250,000	$195,457	7,213
Emil Lee Sanders Senior Vice President, Development and Franchising	$210,000	$135,840	4,847
James M. Schmidt Senior Vice President and General Counsel	$200,000	$138,174	4,616
Judith A. Shoulak Senior Vice President, Operations	$220,000	$146,525	5,078
Kathleen M. Benning Senior Vice President, Marketing and Brand Development	$200,000	$132,860	4,616
Craig W. Donoghue Senior Vice President, Information Systems	$175,000	$112,361	4,039

*These restricted stock units were granted as of December 27, 2004 and vest to the extent of 33-1/3% on the last day of each fiscal year, and the risks of forfeiture lapse as to such increment if the Company achieves 95% of the earnings target established by the Board of Directors.